                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
        SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           PRIME HOSPITALITY CORP.
        ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                   DELAWARE                     22-2640625
        ----------------------------  ---------------------------------
        (State or other jurisdiction  (IRS Employer Identification No.)
             of incorporation or
                organization)



            700 ROUTE 46 EAST
          FAIRFIELD, NEW JERSEY                   07007
        -------------------------              -----------
          (Address of principal                (Zip Code)
            executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered
        -------------------                 ------------------------------
        % First Mortgage Notes              New York Stock Exchange



        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to
General Instruction A.(c)(2), please check the following box.   [ X ]


Securities to be registered pursuant to Section 12(g) of the Act:  None


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        Reference is made to the information set forth under the caption "Description of Notes" contained in the prospectus, included in the Registrant's Registration Statement on Form S-3 (Registration No. 33-64685), as amended from time to time (the "Registration Statement"), which is incorporated herein by reference.

ITEM 2.  EXHIBITS

        1   Specimen Note(1)

        2 Form of Indenture, between the Company and Norwest Bank Minnesota, National Association, as the Trustee(2)

        3 Form of Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing(3)




_____________
(1)  Filed as Exhibit 4.1 to the Company's Registration Statement.
(2)  Filed as Exhibit 4.2 to the Company's Registration Statement.
(3)  Filed as Exhibit 4.3 to the Company's Registration Statement.
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                                  SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                PRIME HOSPITALITY CORP.

                                By: /s/ DAVID A. SIMON
                                    ---------------------
                                    Name:  David A. Simon
                                    Title: President

Dated: January 16, 1996